SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2001

COMPAQ COMPUTER CORPORATION (Exact Name of Registrant as Specified in its Charter)

Delaware	1-9026	76-0011617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20555 SH 249 Houston, Texas	77070
(Address of Principal Executive Offices)	(Zip Code)

(281) 370-0670
(Registrant’s telephone number, including area code)

ITEM 5.     Other Events.

In a release dated April 23, 2001, Compaq Computer Corporation (NYSE: CPQ) reported revenue of $9.2 billion for the first quarter ended March 31, 2001.

Net income from operations for the quarter was $200 million, or $0.12 per diluted common share. Results exclude a one-time $249 million charge for restructuring actions, net investment income of $75 million, and related tax effects. Including the special items, the company reported net income of $78 million, or $0.05 per diluted common share. The press release is attached as Exhibit 99.1.

Following its earnings release, Compaq hosted a call with financial analysts and the press, which was simultaneously webcast to the public. In that call, Compaq stated that in the second quarter of 2001, it would reduce inventory across its entire supply chain by $450 million, implement cost reductions, and become more aggressive with pricing and programs to drive demand generation in core markets. Given the impact of general market conditions and these actions, in the second quarter of 2001 Compaq expects relatively flat revenue of $9 billion and earnings per share of approximately $.05. Compaq expects these actions to result in improvements in profitability in the second half of 2001.

On April 23, 2001, Compaq posted to its website its "Discussion of Financial Results, First Quarter 2001," to supplement the information in the release of its financial results for the quarter ended March 31, 2001. This document, which contains unaudited financial information, is attached as Exhibit 99.2.

ITEM 7.      Financial Statements and Exhibits.

Exhibit 99.1     Press Release dated April 23, 2001 is attached.
Exhibit 99.2     Discussion of Financial Results, First Quarter 2001 is attached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPAQ COMPUTER CORPORATION

Dated: April 24, 2001	By: /s/ Linda S. Auwers Linda S. Auwers Vice President, Deputy General Counsel and Secretary

Exhibit Index

                 Exhibit No.                        Description

                     99.1                       Press Release dated April 23, 2001

                     99.2                       Discussion of Financial Results, First Quarter 2001